Exhibit 10.3

February     , 2017

[NAME]

VIA EMAIL: [EMAIL]

Dear [NAME],

Reference is made to the Restricted Stock grant made to you on [INSERT DATE] pursuant to an award agreement and notice of grant (the “Award Agreement”) under the Amended and Restated Tellurian Investments Inc. 2016 Omnibus Incentive Plan and/or its predecessor plan (the “Plan”), which shares of Restricted Stock will be converted into shares of Restricted Stock of Tellurian Inc. (f/k/a Magellan Petroleum Corporation) pursuant to the terms of the Agreement and Plan of Merger, dated as of August 2, 2016, by and among Magellan Petroleum Corporation, Tellurian Investments Inc., and River Merger Sub, Inc., as amended. Capitalized terms used but not defined herein shall have the meanings provided in the Plan.

We are pleased to notify you that, pursuant to the Committees’ rights under Sections 3.1 and 15.4 of the Plan, the Committee has approved an amendment to your existing Award Agreement and notice of grant provided in connection with the Award to provide that, notwithstanding anything contained in the Plan or your Award Agreement or notice of grant, if your Continuous Service terminates due to a termination by the Company without Cause, or due to your death or Disability, (i) all unvested shares of Restricted Stock granted pursuant to the Award Agreement and notice of grant that vest solely based on your Continuous Service shall become fully vested as of the date of such termination and (ii) all unvested shares of Restricted Stock granted pursuant to the Award Agreement and notice of grant that vest based on performance conditions shall remain open and continue to vest based on such performance conditions as if your Continuous Service had not been terminated; provided, however, that the Committee will have the ability, in its sole discretion, to accelerate the vesting of any performance-based Restricted Stock in the event that your Continuous Service terminates due to a termination by the Company without Cause, or due to your death or Disability. For the avoidance of doubt, all unvested shares of Restricted Stock will continue to be forfeited in connection with any other type of termination of your Continuous Service including, without limitation, terminations by the Company for Cause or any resignation by you of your employment or service with the Company or its Affiliates.

Please indicate your acknowledgment and acceptance of the terms of this letter and amendment to your Award Agreement and notice of grant by signing below and returning a copy by close of business on [INSERT DATE]. Please don’t hesitate to contact me if you have any questions.

Lisa Aimone Director of Talent

Acknowledged and Accepted:

[NAME]	DATE